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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             _____________________


                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) AND
                                      (C)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                           (AMENDMENT NO. ________)(1)



                           PHOTOELECTRON CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                   719320103
                                 (CUSIP Number)

                                _______________


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      -1-
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  CUSIP NO. 719320103                   13G                PAGE 2 OF 6 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thermo Electron Corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            833,861

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             833,861

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      833,861

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      -2-
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  CUSIP NO. 719320103                   13G                PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

ITEM 1.       (a)     NAME OF ISSUER:

                      Photoelectron Corporation

              (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      5 Forbes Road, Lexington, MA 02173

ITEM 2.       (a)     Name of Person Filing:

                      See Item 1 of the second part of the cover page.

              (b)     Address of Principal Business or, if none, Residence:

                      81 Wyman Street
                      Waltham, MA  02254

              (c)     Citizenship:

                      See Item 4 of the second part of the cover page.

              (d)     Title of Class of Securities:

                      Common Stock, par value $.01 per share.

              (e)     CUSIP Number:

                      719320103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

              (a)     Broker or dealer registered under Section 15 of the Act,

              (b)     Bank as defined in Section 3(a)(6) of the Act,

              (c) Insurance Company as defined in Section 3(a)(19) of the Act,

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  CUSIP NO. 719320103                   13G                PAGE 4 OF 6 PAGES
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              (d)     Investment Company registered under Section 8 of the
                      Investment Company Act,

              (e) Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

              (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                      see 13d-1(b)(1)(ii)(F),

              (g)     Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G); see Item 7,

              (h)     Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.       (a)     Amount Beneficially Owned:

                      See Item 9 of the second part of the cover page.

              (b)     Percent of Class:

                      See Item 11 of the second part of the cover page.

              (c)     Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the vote:
                             See Item 5 of the second part of the cover page.

                      (ii)   shared power to vote or to direct the vote:
                             See Item 6 of the second part of the cover page.

                      (iii)  sole power to dispose or to direct the
                             disposition of:
                             See Item 7 of the second part of the cover page.

                      (iv) shared power to dispose or to direct the disposition of:
                             See Item 8 of the second part of the cover page.

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable

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  CUSIP NO. 719320103                   13G                PAGE 5 OF 6 PAGES
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ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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  CUSIP NO. 719320103                   13G                PAGE 6 OF 6 PAGES
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                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 26, 1998

                              THERMO ELECTRON CORPORATION

                              /s/ Melissa F. Riordan
                              ---------------------------------
                              By: Melissa F. Riordan
                              Its: Treasurer